Exhibit 99.5

UNITED STATES CELLULAR CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009
EARNINGS:
Income before income taxes	$86,750	$125,026
Add (deduct):
Equity in earnings of unconsolidated entities	(24,694)	(25,327)
Distributions from unconsolidated entities	7,238	5,908
Amortization of capitalized interest	109	63
Income attributable to noncontrolling interests in subsidiaries that do not have fixed charges	(6,051)	(6,402)
	$63,352	$99,268
Add fixed charges:
Consolidated interest expense (1)	16,524	19,427
Interest portion (1/3) of consolidated rent expense	10,421	10,345
	$90,297	$129,040

FIXED CHARGES:
Consolidated interest expense (1)	$16,524	$19,427
Capitalized interest	534	208
Interest portion (1/3) of consolidated rent expense	10,421	10,345
	$27,479	$29,980

RATIO OF EARNINGS TO FIXED CHARGES	3.29	4.30

(1)   Interest expense on income tax contingencies is not included in fixed charges.